Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Trigger Yield Optimization Notes linked to the common stock of Barrick Gold Corporation due March 30, 2012	$1,850,489.14	$214.84
Trigger Yield Optimization Notes linked to the American depositary shares of BHP Billiton Limited due March 30, 2012	$2,031,822.63	$235.89
Trigger Yield Optimization Notes linked to the common stock of Cameco Corporation due March 30, 2012	$4,266,118.32	$495.30
Trigger Yield Optimization Notes linked to the common stock of Fluor Corporation due March 30, 2012	$6,805,606.60	$790.13
Trigger Yield Optimization Notes linked to the common stock of SanDisk Corporation due March 30, 2012	$7,690,400.98	$892.86
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 13, 2009 and Product Supplement dated January 4, 2011)

UBS AG Trigger Yield Optimization Notes

UBS AG $1,850,489.14 Notes linked to the common stock of Barrick Gold Corporation due March 30, 2012
UBS AG $2,031,822.63 Notes linked to the American depositary shares of BHP Billiton Limited due March 30, 2012
UBS AG $4,266,118.32 Notes linked to the common stock of Cameco Corporation due March 30, 2012
UBS AG $6,805,606.60 Notes linked to the common stock of Fluor Corporation due March 30, 2012
UBS AG $7,690,400.98 Notes linked to the common stock of SanDisk Corporation due March 30, 2012

Investment Description

UBS AG Trigger Yield Optimization Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”) linked to the common stock or American depositary shares of a specific company (the “underlying stock”). The issue price of each Note is equal to the closing price of the underlying stock on the trade date. On a monthly basis, UBS will pay you a coupon regardless of the performance of the underlying stock. At maturity, UBS will either pay you the principal amount per Note or, if the closing price of the underlying stock on the final valuation date is below the specified trigger price, UBS will deliver to you one share of the underlying stock per Note (subject to adjustments in the case of certain corporate events described in the accompanying Trigger Yield Optimization Notes product supplement under “General Terms of the Notes — Antidilution Adjustments”). Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features
☐	Income: Regardless of the performance of the underlying stock, UBS will pay you a monthly coupon. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Notes.
☐	Contingent Repayment of Principal Amount at Maturity: If the price of the underlying stock does not close below the trigger price on the final valuation date, UBS will pay you the principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the underlying stock. If the price of the underlying stock closes below the trigger price on the final valuation date, UBS will deliver to you one share of the underlying stock per Note at maturity, which is expected to be worth significantly less than the principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	March 29, 2011
Settlement Date*	March 31, 2011
Final Valuation Date**	March 26, 2012
Maturity Date**	March 30, 2012
*	We expect to deliver each offering of the Notes against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.
**	Subject to postponement in the event of a market disruption event, as described in the Trigger Yield Optimization Notes product supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE TRIGGER YIELD OPTIMIZATION NOTES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offerings

These terms relate to five separate Notes we are offering. Each of the five Notes is linked to the common stock or American depositary shares of a different company, and each of the five Notes has a different coupon rate, initial price and trigger price. Coupons will be paid monthly in arrears in 12 equal installments. The performance of each Note will not depend on the performance of any other Note.

Underlying Stocks	Coupon Rate	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of Barrick Gold Corporation	7.85% per annum	$50.69	$40.55, which is 80% of Initial Price	90267G392	US90267G3920
American depositary shares of BHP Billiton Limited	7.85% per annum	$92.79	$74.23, which is 80% of Initial Price	90267G400	US90267G4001
Common stock of Cameco Corporation	10.00% per annum	$29.71	$22.28, which is 75% of Initial Price	90267G418	US90267G4183
Common stock of Fluor Corporation	9.35% per annum	$72.76	$58.21, which is 80% of Initial Price	90267G426	US90267G4266
Common stock of SanDisk Corporation	9.75% per annum	$45.86	$32.10, which is 70% of Initial Price	90267G434	US90267G4340

See “Additional Information about UBS and the Notes” on page 2. Each Note we are offering will have the terms set forth in the Trigger Yield Optimization Notes product supplement relating to the Notes, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying Trigger Yield Optimization Notes product supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note*	Total	Per Note	Total	Per Note**
Barrick Gold Corporation	$1,850,489.14	$50.69	$37,009.78	2%	$1,813,479.36	$49.68
BHP Billiton Limited	$2,031,822.63	$92.79	$40,636.45	2%	$1,991,186.18	$90.93
Cameco Corporation	$4,266,118.32	$29.71	$85,322.37	2%	$4,180,795.95	$29.12
Fluor Corporation	$6,805,606.60	$72.76	$136,112.13	2%	$6,669,494.47	$71.30
SanDisk Corporation	$7,690,400.98	$45.86	$153,808.02	2%	$7,536,592.96	$44.94
*	Dollar value is equal to 100% of the initial price.
**	Dollar value is equal to 98% of the initial price, which reflects the deduction of the total underwriting discount from the issue price to public.

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated March 29, 2011

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Trigger Yield Optimization Notes product supplement dated January 4, 2011:

http://www.sec.gov/Archives/edgar/data/1114446/000139340111000006/c206731_690579-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Yield Optimization Notes” or the “Notes” refer to five different Notes that are offered hereby. Also, references to the “Trigger Yield Optimization Notes product supplement” mean the UBS product supplement, dated January 4, 2011, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants”, dated January 13, 2009.

Final Terms for Each Offering of the Notes

Issuer	UBS AG, London Branch
Issue Price per Note	Equal to 100% of the principal amount per Note.
Principal Amount per Note	Equal to the initial price (as defined below) of the underlying stock.
Term	Approximately 12 months.
Underlying Stock	The common stock or American depositary shares of a specific company, as indicated on the first page of this pricing supplement.
Coupon Payments:	Coupon paid in arrears in twelve equal monthly installments based on the coupon rate regardless of the performance of the underlying stock. The coupon rate is (i) 7.85% per annum for Notes linked to the common stock of Barrick Gold Corporation, (ii) 7.85% per annum for Notes linked to the American depositary shares of BHP Billiton Limited, (iii) 10.00% per annum for Notes linked to the common stock of Cameco Corporation, (iv) 9.35% per annum for Notes linked to the common stock of Fluor Corporation and (v) 9.75% per annum for Notes linked to the common stock SanDisk Corporation.
1st Installment through 12th Installment	For Notes linked to the common stock of Barrick Gold Corporation: $0.3316. For Notes linked to the American depositary shares of BHP Billiton Limited: $0.6070. For Notes linked to the common stock of Cameco Corporation: $0.2476. For Notes linked to the common stock of Fluor Corporation: $0.5669. For Notes linked to the common stock of SanDisk Corporation: $0.3726.
Trigger Price	A percentage of the initial price of the underlying stock, as specified on the first page of this pricing supplement.
Payment at Maturity (per Note)(1)	If the final price of the underlying stock is not below the trigger price, at maturity we will pay you an amount in cash equal to your principal amount.
If the final price of the underlying stock is below the trigger price, at maturity we will deliver to you one share of the underlying stock for each Note you own.
Closing Price	On any trading day, the last reported sale price of the underlying stock on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price	The closing price of the underlying stock on the trade date, as specified on the first page of this pricing supplement.
Final Price	The closing price of the underlying stock on the final valuation date.

Investment Timeline

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

(1)	If the calculation agent adjusts the number of shares of the underlying stock due to be delivered to you for certain corporate events affecting the underlying stock, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the closing price of the underlying stock on the final valuation date.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying stock.
♦	You believe the final price of the underlying stock is not likely to be below the trigger price and, if it is, you can tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.
♦	You understand and accept that you will not participate in any appreciation in the price of the underlying stock and that your return at maturity is limited to the coupons paid on the applicable Note.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.
♦	You are willing to invest in the Notes based on the applicable coupon rate indicated on the cover hereof.
♦	You are willing and able to hold the Notes to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Notes.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying stock.
♦	You believe the final price of the underlying stock is likely to be below the trigger price, which could result in a total loss of your initial investment.
♦	You cannot tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.
♦	You seek an investment that participates in the full appreciation in the price of the underlying stock or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.
♦	You are unwilling to invest in the Notes based on the applicable coupon rate indicated on the cover hereof.
♦	You are unable or unwilling to hold the Notes to maturity, a term of approximately 12 months, and seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement for risks related to an investment in the Notes.

Coupon Payment Dates

Coupon will be paid in arrears in twelve equal monthly installments on the coupon payment dates listed below:

April 29, 2011	October 31, 2011
May 31, 2011	November 30, 2011
June 30, 2011	December 30, 2011
July 29, 2011	January 31, 2012
August 31, 2011	February 29, 2012
September 30, 2011	March 30, 2012

Any payment on your Notes that would otherwise be due on a coupon payment date that is not a business day will instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. Record date for coupon payment will be one business day preceding the coupon payment date.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-41 of the Trigger Yield Optimization Notes product supplement. The following discussion supplements the discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-41 of the Trigger Yield Optimization Notes product supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent short term debt instrument and a put option contract in respect of the underlying stock. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — Amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers would include interest into income upon receipt of such interest.

Put option component — The put option component would generally not be taxed until sale or maturity. At maturity, the put option component either would be taxed as a short-term capital gain if the principal amount is repaid in cash or would reduce the basis of any underlying stock if you receive (or are deemed to receive if the cash equivalent is paid) the underlying stock.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Stocks	Coupon Rate	Interest on Debt Component	Put Option Component
Common stock of Barrick Gold Corporation	7.85% per annum	0.71% per annum	7.14% per annum
American depositary shares of BHP Billiton Limited	7.85% per annum	0.71% per annum	7.14% per annum
Common stock of Cameco Corporation	10.00% per annum	0.71% per annum	9.29% per annum
Common stock of Fluor Corporation	9.35% per annum	0.71% per annum	8.64% per annum
Common stock of SanDisk Corporation	9.75% per annum	0.71% per annum	9.04% per annum

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent short-term debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-41 of the Trigger Yield Optimization Notes product supplement for a more detailed description of the tax treatment of your Notes.

In 2007, the Internal Revenue Service released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-41 of the Trigger Yield Optimization Notes product supplement unless and until such time as some other treatment is more appropriate.

Specified Foreign Financial Assets — Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such individuals hold such assets outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including the consequences of a sale or exchange of the Notes, please see the discussion under “Supplemental U.S. Tax Considerations” beginning on page PS-41 of the Trigger Yield Optimization Notes product supplement and consult your tax advisor.

Key Risks

An investment in any offering of the Notes involves significant risks. Some of the risks that apply to each offering of the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the Trigger Yield Optimization Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Notes at maturity. UBS will only pay you the principal amount of your Notes in cash if the final price of the underlying stock is greater than or equal to the trigger price and only at maturity. If the final price of the underlying stock is below the trigger price, UBS will deliver to you one share of the underlying stock at maturity for each Note that you own instead of the principal amount in cash. If you receive shares of underlying stock at maturity, the value of the stock is expected to be significantly less than the principal amount of the Notes or may have no value at all.
♦	Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to a Note’s underlying stock reflects a higher expectation as of the trade date that the price of such stock could close below its trigger price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is set on the trade date, the underlying stock’s volatility can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the stock price is above the trigger price.
♦	Your return on the Notes is expected to be limited to the coupons paid on the Notes — If the closing price of the underlying stock on the final valuation date is greater than or equal to the trigger price, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying stock even though you risked being subject to the decline in the price of the underlying stock. If the closing price of the underlying stock on the final valuation date is less than the trigger price, UBS will deliver to you shares of the underlying stock at maturity which will be worth less than the trigger price as of the final valuation date and are unlikely to be worth more than the principal amount as of the maturity date. Therefore, your return on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying stock.
♦	Single stock risk — The price of the underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the respective underlying stock issuer and the underlying stock for your Notes. We urge you to review financial and other information filed periodically by the underlying stock issuer with the SEC.
♦	Owning the Notes is not the same as owning the underlying stock — The return on your Notes may not reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying stock over the term of your Notes. Furthermore, the underlying stock may appreciate substantially during the term of your Notes and you will not participate in such appreciation.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying stock will rise or fall. There can be no assurance that the underlying stock price will not rise by more than the coupons paid on the Notes or will not close below the trigger price on the final valuation date. The price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying stock. You should be willing to accept the risks of owning equities in general and the underlying stock in particular, and the risk of losing some or all of your initial investment.
♦	Exchange rate risk — Because American depositary shares are denominated in U.S. dollars but represent foreign equity securities that are denominated in a foreign currency, changes in currency exchange rates may negatively impact the value of the American depositary shares. The value of the foreign currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for Notes linked to American depositary shares.
♦	The Notes linked to American depositary shares are subject to risks associated with foreign securities markets — Because foreign equity securities underlying the American depositary shares may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the Notes linked to American depositary shares involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
♦	There are important differences between the American depositary shares and the ordinary shares of BHP Billiton Limited — You should be aware that your return on the Notes is linked to the price of the American depositary shares of BHP Billiton Limited (“BHP”) and not the ordinary shares of BHP. There are important differences between the rights of holders of American depositary shares and the rights of holders of the ordinary shares. Each American depositary share is a security evidenced by American Depositary Receipts that represent two ordinary shares of BHP. The American depositary shares are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, BHP, and holders of the American depositary shares, which may be different from the rights of holders of the ordinary shares. For example, a company may make distributions in respect of ordinary shares that are not passed on to the holders of its American depositary shares. Any such differences between the rights of holders of the American depositary shares and the rights of holders of the ordinary shares of BHP may be significant and may materially and adversely affect the value of the American depositary shares and, as a result, the value of your Securities.
♦	The calculation agent can make adjustments that affect the payment to you at maturity — The calculation agent will adjust the amount payable at maturity by adjusting the trigger price and the number of shares of the underlying stock that may be delivered for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other actions involving the underlying stock. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying stock. If an event occurs that does not require the calculation agent to adjust the trigger price and the number of shares of underlying stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected. If the calculation agent adjusts the number of shares of the underlying stock due to be delivered to you for certain corporate events affecting the underlying stock, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the closing price of the underlying stock on the final valuation date. Following certain corporate events relating to the respective issuer of the underlying stock where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock or American depositary shares of a successor to the respective underlying stock issuer in combination with any cash or any other assets distributed to holders of the underlying stock in such corporate event. If the issuer of an underlying stock becomes subject to (i) a corporate event whereby the underlying stock is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock or American depositary shares issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-28 of the Trigger Yield Optimization Notes product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity the issuer will pay you an amount in cash equal to your principal amount, unless the final price of the underlying stock is below the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.
♦	There may be little or no secondary market for the Notes — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS may make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the initial price to public and to its intrinsic economic value; and as a result, you may suffer substantial losses.
♦	Price of Notes prior to maturity — The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the underlying stock and the expected price volatility of the underlying stock, the dividend rate on the underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.
♦	Impact of fees on the secondary market price of Notes — Generally, the market price of the Notes after issuance is expected to be lower than the issue price to public of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

♦	Potential UBS impact on the market price of the underlying stock — Trading or transactions by UBS or its affiliates in the underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying stock may adversely affect the market price of the underlying stock and, therefore, the market value of your Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the final price is below the trigger price and accordingly the payment at maturity on your Notes. The calculation agent may postpone the determination of the final price and the maturity date if a market disruption event occurs and is continuing on the final valuation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation of 2.00% per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section entitled “What Are the Tax Consequences of the Notes?” on page 5 herein and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-41 of the Trigger Yield Optimization Notes product supplement and consult your tax advisor about your tax situation.

Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	12 months
Coupon rate**:	8.50% per annum (or $0.3542 per monthly period)
Initial price of the underlying stock:	$50.00 per share
Trigger price:	$37.50 (75% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock***:	1.00%
*	Amounts here have been rounded for ease of analysis. The actual terms for each Note are specified on the first page of this pricing supplement.
**	Coupon payment will be paid in arrears in twelve equal monthly installments during the term of the Notes on an unadjusted basis.
***	Hypothetical dividend yield holders of the underlying stock might receive over the term of the Notes. The assumed dividend yield represents a hypothetical dividend return and is not a full annualized yield. The actual dividend yield for any underlying stock may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the underlying stock.

Hypothetical Examples

Scenario #1: The final price of the underlying stock is not below the trigger price of $37.50.

Since the final price of the underlying stock is not below the trigger price of $37.50, the issuer will pay you at maturity a cash payment equal to the principal amount of your Notes. This investment would outperform an investment in the underlying stock if the price appreciation of the underlying stock (plus dividends, if any) over the term of the Notes is less than 8.50%.

If the closing price of the underlying stock on the final valuation date is $50.00 (no change in the price of the underlying stock):

Payment at Maturity:	$50.00
Coupons:	$4.25	($0.3542 × 12 = $4.25)
Total:	$54.25
Total Return on the Notes:	8.50%

In this example, the total return on the Notes is 8.50% while the total return on the underlying stock is 1.00% (including dividends).

If the closing price of the underlying stock on the final valuation date is $65.00 (an increase of 30%):

Payment at Maturity:	$50.00
Coupons:	$4.25	($0.3542 × 12 = $4.25)
Total:	$54.25
Total Return on the Notes:	8.50%

In this example, the total return on the Notes is 8.50% while the total return on the underlying stock is 31.00% (including dividends).

If the closing price of the underlying stock on the final valuation date is $42.50 (a decline of 15%):

Payment at Maturity:	$50.00
Coupons:	$4.25	($0.3542 × 12 = $4.25)
Total:	$54.25
Total Return on the Notes:	8.50%

In this example, the total return on the Notes is 8.50% while the total return on the underlying stock is a loss of 14.00% (including dividends).

Scenario #2: The final price of the underlying stock is below the trigger price of $37.50.

Since the final price of the underlying stock is below the trigger price of $37.50, the issuer will deliver to you at maturity one share of the underlying stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on the maturity date is $22.50 (a decline of 55%):

Value of share received:	$22.50
Coupons:	$4.25	($0.3542 × 12 = $4.25)
Total:	$26.75
Total Return on the Notes:	-46.50%

In this example, the total return on the Notes is a loss of 46.50% while the total return on the underlying stock is a loss of 54.00% (including dividends).

If the closing price of the underlying stock on the maturity date is $35.00 (a decline of 30%):

Value of share received:	$35.00
Coupons:	$4.25	($0.3542 × 12 = $4.25)
Total:	$39.25
Total Return on the Notes:	-21.50%

In this example, the total return on the Notes is a loss of 21.50% while the total return on the underlying stock is a loss of 29.00% (including dividends).

Underlying Stock			The Hypothetical Final Price is Greater Than or Equal to the Hypothetical Trigger Price(1)		The Hypothetical Final Price is Less Than the Hypothetical Trigger Price(2)
Hypothetical Final Price(3)	Stock Price Return(4)	Total Return on the Underlying Stock at Maturity(5)	Total Payment at Maturity + Coupon Payments(6)	Total Return on the Notes at Maturity(7)	Total Payment at Maturity + Coupon Payments(8)	Total Return at Maturity(7)(9)
$75.00	50.00%	51.00%	$54.25	8.50%	n/a	n/a
$72.50	45.00%	46.00%	$54.25	8.50%	n/a	n/a
$70.00	40.00%	41.00%	$54.25	8.50%	n/a	n/a
$67.50	35.00%	36.00%	$54.25	8.50%	n/a	n/a
$65.00	30.00%	31.00%	$54.25	8.50%	n/a	n/a
$62.50	25.00%	26.00%	$54.25	8.50%	n/a	n/a
$60.00	20.00%	21.00%	$54.25	8.50%	n/a	n/a
$57.50	15.00%	16.00%	$54.25	8.50%	n/a	n/a
$55.00	10.00%	11.00%	$54.25	8.50%	n/a	n/a
$52.50	5.00%	6.00%	$54.25	8.50%	n/a	n/a
$50.00	0.00%	1.00%	$54.25	8.50%	n/a	n/a
$47.50	-5.00%	-4.00%	$54.25	8.50%	n/a	n/a
$45.00	-10.00%	-9.00%	$54.25	8.50%	n/a	n/a
$42.50	-15.00%	-14.00%	$54.25	8.50%	n/a	n/a
$40.00	-20.00%	-19.00%	$54.25	8.50%	n/a	n/a
$37.50	-25.00%	-24.00%	$54.25	8.50%	n/a	n/a
$35.00	-30.00%	-29.00%	n/a	n/a	$39.25	-21.50%
$32.50	-35.00%	-34.00%	n/a	n/a	$36.75	-26.50%
$30.00	-40.00%	-39.00%	n/a	n/a	$34.25	-31.50%
$27.50	-45.00%	-44.00%	n/a	n/a	$31.75	-36.50%
$25.00	-50.00%	-49.00%	n/a	n/a	$29.25	-41.50%
$22.50	-55.00%	-54.00%	n/a	n/a	$26.75	-46.50%
(1)	A trigger event does not occur if the hypothetical Final Price of the underlying stock is not below the hypothetical Trigger Price.
(2)	A trigger event occurs if the hypothetical Final Price of the underlying stock is less than the hypothetical Trigger Price.
(3)	If the hypothetical Final Price of the underlying stock is not below the hypothetical Trigger Price, this number represents the Final Price. If the hypothetical Final Price of the underlying stock is below the hypothetical Trigger Price, this number represents the Final Price as of the Final Valuation Date and the Closing Price as of the Maturity Date.
(4)	The hypothetical Stock Price return range is provided for illustrative purposes only. The actual Stock Price return may be below -55% and you therefore may lose up to 100% of your principal amount.
(5)	The Total Return on the underlying stock at maturity includes a hypothetical 1.00% cash dividend payment.
(6)	Payment consists of the principal amount plus coupon payments of 8.50% per annum.
(7)	The Total Return on the Notes at maturity includes coupon payments of 8.50% per annum.
(8)	Payment consists of delivery of one share of the underlying stock plus coupon payments of 8.50% per annum.
(9)	If the hypothetical Final Price of the underlying stock is less than the hypothetical Trigger Price, the Total Return at maturity will only be positive in the event that the market price of the underlying stock on the Maturity Date is substantially greater than the hypothetical Final Price of such underlying stock. Such an increase in price is not likely to occur.

Information about the Underlying Stocks

All disclosures contained in this pricing supplement regarding each underlying stock are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any underlying stock contained in this pricing supplement. You should make your own investigation into each underlying stock.

Included on the following pages is a brief description of the issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the underlying stocks. The information given below is for the four calendar quarters in each of 2007, 2008, 2009 and 2010. Partial data is provided for the first calendar quarter of 2011. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Barrick Gold Corporation

According to publicly available information, Barrick Gold Corporation (“Barrick”) is engaged in the production and sale of gold, as well as related activities, such as exploration and mine development. Barrick also produces copper, and holds interests in oil and gas properties located in Canada. Its producing mines are concentrated in four regional business units: North America, South America, Africa and Australia Pacific. In addition, it has a Capital Projects segment, distinct from its regional business units, to focus on managing projects. On September 17, 2009, Barrick completed the acquisition of a 50% interest in the Valhalla oil and gas field. On April 22, 2009, it completed the acquisition of the remaining 50% interest in the Williams and David Bell gold mines in Canada from Teck Resources Ltd., thereby increasing its interest to 100%. Information filed by Barrick with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09059, or its CIK Code: 0000756894. Barrick’s website is http://www.barrick.com. Barrick’s common stock is listed on the New York Stock Exchange under the ticker symbol “ABX.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Barrick’s common stock, based on daily closing prices on the primary exchange for Barrick, as reported by Bloomberg. Barrick’s closing price on March 29, 2011 was $50.69. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$32.11	$27.42	$28.55
4/2/2007	6/29/2007	$31.17	$27.99	$29.07
7/2/2007	9/28/2007	$40.94	$29.60	$40.28
10/1/2007	12/31/2007	$46.98	$37.39	$42.05
1/2/2008	3/31/2008	$53.57	$41.94	$43.45
4/1/2008	6/30/2008	$46.04	$37.36	$45.50
7/1/2008	9/30/2008	$50.39	$26.60	$36.74
10/1/2008	12/31/2008	$37.36	$18.14	$36.77
1/2/2009	3/31/2009	$39.58	$26.04	$32.42
4/1/2009	6/30/2009	$38.08	$27.53	$33.55
7/1/2009	9/30/2009	$40.04	$31.48	$37.90
10/1/2009	12/31/2009	$47.93	$34.58	$39.38
1/4/2010	3/31/2010	$41.76	$34.00	$38.34
4/1/2010	6/30/2010	$46.38	$39.11	$45.41
7/1/2010	9/30/2010	$47.22	$40.03	$46.29
10/1/2010	12/31/2010	$54.83	$45.45	$53.18
1/3/2011*	3/29/2011*	$53.88	$46.13	$50.69
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through March 29, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

The graph below illustrates the performance of Barrick’s common stock from January 3, 2000 through March 29, 2011, based on information from Bloomberg. The dotted line represents the trigger price of $40.55, which is equal to 80% of the closing price on March 29, 2011. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

BHP Billiton Limited

According to publicly available information, BHP Billiton plc (“BHP”) is a diversified natural resources company. BHP is engaged in extracting and processing minerals, oil and gas from its production operations located primarily in Australia, the Americas and southern Africa. It sells its product worldwide with its marketing activities centralized in Singapore, The Hague and Antwerp. BHP operates in nine customer sector groups (“CSGs”): Petroleum, Aluminum, Base Metals, Diamonds & Specialty Products, Stainless Steel Materials, Iron Ore, Manganese, Metallurgical Coal and Energy Coal. Its Petroleum CSG is a global oil and gas business with producing assets in six countries and exploration opportunities in a further six countries. During 2010, the Petroleum CSG delivered 158.56 million barrels of oil equivalent following the delivery of a series of growth projects in the Gulf of Mexico and Australia. BHP sells its crude oil production to refiners worldwide at market prices. Information filed by BHP with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09526, or its CIK Code: 0000811809. BHP’s website is http://www.bhpbilliton.com. BHP’s American depositary shares are listed on the New York Stock Exchange under the ticker symbol “BHP.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for BHP’s American depositary shares, based on daily closing prices on the primary exchange for BHP, as reported by Bloomberg. BHP’s closing price on March 29, 2011 was $92.79. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$48.73	$37.16	$48.45
4/2/2007	6/29/2007	$60.39	$48.51	$59.75
7/2/2007	9/28/2007	$78.60	$52.27	$78.60
10/1/2007	12/31/2007	$87.33	$67.79	$70.04
1/2/2008	3/31/2008	$75.75	$57.82	$65.85
4/1/2008	6/30/2008	$95.00	$66.91	$85.19
7/1/2008	9/30/2008	$82.86	$50.50	$51.99
10/1/2008	12/31/2008	$51.35	$24.62	$42.90
1/2/2009	3/31/2009	$48.45	$33.56	$44.60
4/1/2009	6/30/2009	$61.86	$44.38	$54.73
7/1/2009	9/30/2009	$68.89	$49.54	$66.01
10/1/2009	12/31/2009	$77.90	$62.63	$76.58
1/4/2010	3/31/2010	$81.80	$67.90	$80.32
4/1/2010	6/30/2010	$82.86	$58.44	$61.99
7/1/2010	9/30/2010	$76.97	$62.42	$76.32
10/1/2010	12/31/2010	$92.92	$76.38	$92.92
1/3/2011*	3/29/2011*	$96.02	$84.88	$92.79
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through March 29, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

The graph below illustrates the performance of BHP’s American depositary shares from January 3, 2000 through March 29, 2011, based on information from Bloomberg. The dotted line represents the trigger price of $74.23, which is equal to 80% of the closing price on March 29, 2011. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Cameco Corporation

According to publicly available information, Cameco Corporation (“Cameco”) is a uranium producer and a provider of processing services required to produce fuel for nuclear power plants. Cameco, along with its subsidiaries, is primarily engaged in the exploration for and the development, mining, refining, conversion and fabrication of uranium for sale as fuel for generating electricity in nuclear power reactors in Canada and other countries. It operates in three segments: Uranium, Fuel Services and Electricity. The Uranium segment includes the exploration for, mining, milling, purchase and sale of uranium concentrate. The Fuel Services segment includes the refining, conversion and fabrication of uranium concentrate and the purchase and sale of conversion services. The Electricity segment includes the generation and sale of electricity. It is also a commercial supplier of Uranium Oxide (UO2) to Candu reactors operated in Canada. As of December 31, 2010, the Cameco held a 31.6% interest in Bruce Power L.P. Information filed by Cameco with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14228, or its CIK Code: 0001009001. Cameco’s website is http://www.cameco.com. Cameco’s common stock is listed on the New York Stock Exchange under the ticker symbol “CCJ.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Cameco’s common stock, based on daily closing prices on the primary exchange for Cameco, as reported by Bloomberg. Cameco’s closing price on March 29, 2011 was $29.71. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$40.94	$36.08	$40.94
4/2/2007	6/29/2007	$55.60	$41.72	$50.74
7/2/2007	9/28/2007	$52.33	$35.24	$46.24
10/1/2007	12/31/2007	$51.52	$35.35	$39.81
1/2/2008	3/31/2008	$42.00	$31.85	$32.94
4/1/2008	6/30/2008	$43.34	$33.17	$42.87
7/1/2008	9/30/2008	$42.93	$21.05	$22.31
10/1/2008	12/31/2008	$21.41	$11.81	$17.25
1/2/2009	3/31/2009	$20.43	$12.95	$17.17
4/1/2009	6/30/2009	$28.96	$16.91	$25.60
7/1/2009	9/30/2009	$30.42	$23.27	$27.80
10/1/2009	12/31/2009	$32.70	$26.19	$32.17
1/4/2010	3/31/2010	$33.24	$25.76	$27.41
4/1/2010	6/30/2010	$27.50	$21.28	$21.28
7/1/2010	9/30/2010	$27.73	$21.00	$27.73
10/1/2010	12/31/2010	$40.38	$27.62	$40.38
1/3/2011*	3/29/2011*	$43.59	$28.10	$29.71
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through March 29, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

The graph below illustrates the performance of Cameco’s common stock from January 3, 2000 through March 29, 2011, based on information from Bloomberg. The dotted line represents the trigger price of $22.28, which is equal to 75% of the closing price on March 29, 2011. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Fluor Corporation

According to publicly available information, Fluor Corporation (“Fluor”) is a holding company that owns the stock of a number of subsidiaries. Fluor, acting through its subsidiaries, is a professional services firm, providing engineering, procurement, construction and maintenance, as well as project management services. Fluor operates in five segments: Oil & Gas, Industrial & Infrastructure, Government, Global Services and Power. The Oil & Gas segment serves the global oil and gas production, processing, and the chemical and petro-chemical industries, as an integrated service provider offering a range of design, engineering, procurement, construction and project management services to a range of energy-related industries. The Industrial & Infrastructure segment provides design, engineering, procurement and construction services to the transportation, wind power, mining and metals, life sciences, manufacturing, commercial and institutional, telecommunications, microelectronics and healthcare sectors. The Government segment is a provider of engineering, construction, logistics support, contingency response and management and operations services to the U.S. government. The Global Services segment integrates a variety of customized service capabilities that assist industrial clients in improving the performance of their plants and facilities. The Power segment provides a full range of services to the gas fueled, solid fuels, plant betterment, renewables, nuclear and power services markets. In addition, Fluor Constructors International, Inc., which operates separately from the rest of its business, provides unionized management and construction services in the United States and Canada, both independently and as a subcontractor on projects in each of the segments. Information filed by Fluor with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-16129, or its CIK Code: 0001124198. Fluor’s website is http://www.fluor.com. Fluor’s common stock is listed on the New York Stock Exchange under the ticker symbol “FLR.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Fluor’s common stock, based on daily closing prices on the primary exchange for Fluor, as reported by Bloomberg. Fluor’s closing price on March 29, 2011 was $72.76. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$46.78	$37.96	$44.86
4/2/2007	6/29/2007	$55.69	$45.03	$55.69
7/2/2007	9/28/2007	$72.26	$56.63	$71.99
10/1/2007	12/31/2007	$84.05	$64.37	$72.86
1/2/2008	3/31/2008	$75.78	$53.50	$70.58
4/1/2008	6/30/2008	$98.64	$74.15	$93.04
7/1/2008	9/30/2008	$95.71	$48.72	$55.70
10/1/2008	12/31/2008	$52.22	$29.56	$44.87
1/2/2009	3/31/2009	$49.79	$30.46	$34.55
4/1/2009	6/30/2009	$54.76	$35.01	$51.29
7/1/2009	9/30/2009	$58.21	$46.16	$50.85
10/1/2009	12/31/2009	$51.54	$39.86	$45.04
1/4/2010	3/31/2010	$50.20	$42.44	$46.51
4/1/2010	6/30/2010	$55.13	$42.22	$42.50
7/1/2010	9/30/2010	$50.46	$41.76	$49.53
10/1/2010	12/31/2010	$66.63	$48.19	$66.26
1/3/2011*	3/29/2011*	$75.63	$64.55	$72.76
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through March 29, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

The graph below illustrates the performance of Fluor’s common stock from December 1, 2000 through March 29, 2011, based on information from Bloomberg. The dotted line represents the trigger price of $58.21, which is equal to 80% of the closing price on March 29, 2011. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

SanDisk Corporation

According to publicly available information, SanDisk Corporation (“SanDisk”) is an inventor and supplier of NAND flash storage card products. SanDisk is engaged in designing, developing and manufacturing data storage solutions in a range of form factors using flash memory, controller and firmware technologies. SanDisk’s data storage solutions include removable cards, embedded products, universal serial bus (“USB”) drives, digital media players, wafers and components. The removable card products are used in a range of consumer electronics devices, such as mobile phones, digital cameras, gaming devices and laptop computers. SanDisk’s embedded flash products are used in mobile phones, navigation devices, gaming systems, imaging devices and computing platforms. For computing platforms, SanDisk provides high-speed, high-capacity storage solutions known as solid-state drives (“SSDs”), that can be used in hard disk drives in a variety of computing devices. Information filed by SanDisk with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-26734, or its CIK Code: 0001000180. SanDisk’s website is http://www.sandisk.com. SanDisk’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “SNDK.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for SanDisk’s common stock, based on daily closing prices on the primary exchange for SanDisk, as reported by Bloomberg. SanDisk’s closing price on March 29, 2011 was $45.86. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$45.75	$36.42	$43.80
4/2/2007	6/29/2007	$48.94	$41.86	$48.94
7/2/2007	9/28/2007	$58.10	$47.60	$55.10
10/1/2007	12/31/2007	$55.08	$33.17	$33.17
1/2/2008	3/31/2008	$33.17	$20.60	$22.57
4/1/2008	6/30/2008	$33.10	$18.70	$18.70
7/1/2008	9/30/2008	$22.52	$13.35	$19.55
10/1/2008	12/31/2008	$20.65	$5.32	$9.60
1/2/2009	3/31/2009	$13.37	$7.65	$12.65
4/1/2009	6/30/2009	$16.44	$12.21	$14.69
7/1/2009	9/30/2009	$22.93	$13.33	$21.70
10/1/2009	12/31/2009	$30.13	$19.66	$28.99
1/4/2010	3/31/2010	$35.25	$25.42	$34.63
4/1/2010	6/30/2010	$49.70	$34.71	$42.07
7/1/2010	9/30/2010	$46.37	$33.24	$36.65
10/1/2010	12/31/2010	$51.64	$36.28	$49.86
1/3/2011*	3/29/2011*	$53.25	$42.09	$45.86
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through March 29, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

The graph below illustrates the performance of SanDisk’s common stock from January 3, 2000 through March 29, 2011, based on information from Bloomberg. The dotted line represents the trigger price of $32.10, which is equal to 70% of the closing price on March 29, 2011. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes; and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Annex

The following supplements the discussion under “What are the Tax Consequences of the Notes?” in this pricing supplement and “Supplemental U.S. Tax Considerations” on page PS-41 of the Trigger Yield Optimization Notes product supplement and is subject to the limitations and exceptions expressed therein. It sets forth formulas for United States holders who are initial purchasers of the Notes to use to determine the amount of capital gain and loss and ordinary income to recognize either upon maturity or a sale of the Notes. The formulas below assume that the Notes are properly treated as an investment unit consisting of a debt component and a put option component, as described in “What are the Tax Consequences of the Notes?” and “Supplemental U.S. Tax Considerations.”

The tax consequences described below are not binding on the IRS or a court and are the result of only one of several possible reasonable treatments of the Notes for U.S. federal income tax purposes. Although there are other possible treatments, we and, by purchasing the Notes, you agree to treat the Notes for all U.S. federal income tax purposes according to the treatment described in this pricing supplement. No statutory, judicial or administrative authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and we do not plan to request a ruling from the IRS. Significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. We do not provide tax advice. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative treatments).

Defined Terms as Used in this Annex:

“Accrued Coupon at Sale” is equal to the amount labeled “Accrued Interest” on your confirmation of sale, divided by Quantity Sold.

“Aggregate Option Premium Received” is the total amount of all payments of Option Premium received by you on a Note during the period you held the Note.

“Aggregate Coupons Received” is the total amount of all coupons received by you on a Note. It does not include Accrued Coupon at Sale.

“Coupon Rate” is provided with respect to each offering on page 1 of this pricing supplement.

“Debt Component Per Annum” is provided on page 5 of this pricing supplement.

“Debt Sale Amount” is equal to Bond Value × Initial Price. “Bond Value” will be provided on your confirmation of sale, and is the value of the Debt Instrument expressed as a percentage of the Initial Price of your Notes. The “Bond Value” may exceed 100%.

“Initial Price” is provided with respect to each offering on page 1 of this pricing supplement.

“Option Premium” is equal to the amount of a coupon with respect to a Note multiplied by (Put Option Component per Annum/Coupon per Annum).

“Option Sale Amount” is equal to Sale Price – Debt Sale Amount. The “Sale Price” will be labeled “Price” on your confirmation of sale. The Option Sale Amount may be positive or negative.

“Put Option Component per Annum” is provided with respect to each offering on page 5 of this pricing supplement.

“Quantity at Maturity” is the number of Notes with respect to this offering held by you at maturity.

“Quantity Sold” will be labeled “Quantity” on your confirmation of sale.

At Maturity

If the Notes are held to maturity, you will have either:

1)	Short-term capital gain. If you receive the principal amount of the Notes (plus the final coupon payment) in cash, then you will recognize short-term capital gain on the option portion of the Notes, equal to:
♦	Aggregate Option Premium Received × Quantity at Maturity; or
2)	No tax event. If you receive shares of the applicable underlying stock, the receipt of those shares will not be a taxable event, except to the extent of cash received in lieu of fractional shares. Your basis in the shares received will be equal to:
♦	(Initial Price – Aggregate Option Premium Received) × Quantity at Maturity.

Your holding period in the shares will begin on the day after receipt. If you receive cash in lieu of a fractional share of the applicable underlying stock, you will recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your basis (as determined above) in the fractional share.

Sale, Exchange or Retirement of the Notes Prior to Maturity

Upon a sale, exchange or retirement of the Notes prior to maturity, you will recognize:

1)	Ordinary income. You will recognize ordinary income in respect of any accrued but unpaid interest on the debt portion of the Notes, equal to:
♦	Accrued Coupon at Sale × (Debt Component per Annum/Coupon per Annum) × Quantity Sold.
2)	Capital gain or loss. You will recognize short-term capital gain or loss in respect of the debt portion of the Notes equal to:
♦	(Debt Sale Amount – Initial Price) × Quantity Sold;

and in respect of the option portion of the Notes, equal to:

♦	(Option Sale Amount + (Accrued Coupon at Sale × (Put Option Component per Annum/Coupon per Annum))) × Quantity Sold; plus
♦	Aggregate Coupons Received × (Put Option Component per Annum/Coupon per Annum) × Quantity Sold.